Exhibit 8.1

__________, 2022

Energem Corp.

Level 3, Tower 11, Avenue 5, No. 8,

Jalan Kerinchi, Bangsar South

Wilayah Persekutuan Kuala Lumpur, Malaysia 59200

Re: Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as counsel to Energem Corp., a Cayman Islands exempted company (the “Company” or “Purchaser”), in connection with the preparation of a Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), relating to the registration of [152,229,120] of the Company’s Ordinary Shares, par value $0.0001 per share (the “Shares”), which may be issued in connection with the Share Purchase Agreement (the “Agreement”), dated as of August 1, 2022. The Agreement is by and between the Company, Graphjet Technology Sdn. Bhd., a Malaysian private limited company (“Graphjet”), Swee Guan Hoo, solely in his capacity as the representative for the shareholders of Purchaser after the closing of the sale and purchase of the Graphjet Pre-Transaction Shares (the “Closing”) for Energem’s shareholders (other than the Company Security Holders (as defined in the Agreement), and their successors and assignees) (the “Purchaser Representative”), the individuals listed on the signature page of the Agreement under the heading “Selling Shareholders” (each, a “Selling Shareholder” and together, the “Selling Shareholders”), and Lee Ping Wei in his additional capacity as representative for the Selling Shareholders (the “Shareholder Representative”).

This opinion is furnished pursuant to the requirements of Item 601(b)(8) of Regulation S-K under the Act in connection with the Company’s registration statement on Form F-4 (File No. 333-____), as amended and supplemented through the date hereof (the “Registration Statement”). Pursuant to the Agreement, the Selling Shareholders desire to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser desires to purchase, acquire and accept from the Selling Shareholders, all of their Graphjet Ordinary Shares, for the Transaction Consideration, each as defined in the Agreement upon the terms and conditions set forth in the Agreement and as described in detail in the Registration Statement. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Business Combination Agreement.

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the proxy statement and prospectus contained therein, (ii) the Agreement, (iii) the corporate and organizational documents of the Company, including its amended and restated memorandum and articles of association, (iv) resolutions of the board of directors of the Company relating to, among other things, the adoption of the Agreement and the issuance of the Company’s Ordinary Shares thereunder, (v) statements and representations of board of directors and officers of the Company and other representatives of the Company and Cayman counsel and its agents and (vi) such other such records, agreements and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. As to certain factual matters relevant to this opinion letter, we have relied upon statements contained in such documents as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

1990 K Street NW, Suite 420, Washington, D.C. 20006

P: (202) 935-3390

Furthermore, in rendering this opinion, we have assumed that the Company and Graphjet will each comply with their respective covenants set forth in the Agreement, the valid receipt of the shareholder votes required under the Cayman Islands Companies Law (2021 Revision) (the “Companies Act”) to adopt the Agreement, the satisfaction of all closing conditions in the Agreement and the consummation of the Business Combination in accordance with the Companies Act and the Agreement and in the manner contemplated by the Registration Statement. We have also assumed, without verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of copies submitted to us with the original documents to which such copies relate and the legal capacity of all individuals executing any of the foregoing documents.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” we are of the opinion that the transaction contemplated under the Share Purchase Agreement qualifies for Graphjet Shareholders as a tax-free exchange of stock for U.S. federal income tax purposes within the meaning of Section 351(a) of the Code.

Except as set forth above, we express no other opinion. This opinion is being delivered in connection with the consummation of the proposed transactions. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the reference to our firm in the Registration Statement under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. The consent shall not be deemed to be an admission that this firm is an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act. This opinion is provided for use in connection with the Registration Statement and may not be relied upon for any other purpose or in connection with any other matters.

Very truly yours,

/s/ Rimon P.C.
Rimon P.C.

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